Exhibit 23.4
CONSENT OF USE OF NAME AND DATA
     The undersigned hereby acknowledges in connection with the proposed initial public offering of the Common Stock of Concentric Medical, Inc. (“Concentric”), Concentric has obtained certain market and clinical data from Millennium Research Group (“MRG”), which Concentric has included in its Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2007. MRG consented and MRG hereby consents to the use of MRG’s name and the inclusion of the information provided by MRG as set forth in the Registration Statement (the “MRG Data”), a copy of which is attached hereto as Exhibit A. MRG hereby further consents to the use of MRG’s name and the inclusion of the MRG Data in all subsequent amendments to the Registration Statement filed with the SEC.

Dated: November 5, 2007	MILLENNIUM RESEARCH GROUP

/s/ Aaron Dickson
(Signature)

Aaron Dickson (Name)

Co-President (Title)